Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE APPOINTMENT
OF TWO NEW TRUSTEES

Keene, N.H. September 16, 2024 -- North European Oil Royalty Trust (NYSE-NRT) today announced the appointments of Richard P. Howard and Andrew S. Borodach as Trustees effective October 1, 2024.

Richard P. Howard is a Chartered Financial Analyst and an active investor with more than 47 years of experience in the energy industry. Mr. Howard's professional career included analytical and portfolio management positions with CIGNA, Fidelity Investments, T. Rowe Price Group, Inc., and Prospector Partners Asset Management, LLC. He was a 50-year charter member of the National Association of Petroleum Investment Analysts. He holds B.S. degrees in welding engineering and industrial engineering from Millikin University and an M.B.A from Harvard Business School.

With more than twenty-five years of experience, Andrew S. Borodach is a transactional lawyer, with a strong financial services and insurance background and a focus of cross-border M&A activity. Mr. Borodach is currently Vice President, Head of the Transactional Law Group & Chief Counsel M&A at Prudential Financial, Inc. He began his career as an associate at Debevoise & Plimpton LLP and spent nearly fifteen years at American International Group, Inc. in several legal and business roles of increasing responsibility. He holds a J.D. from Harvard University Law School and a B.A. from Brown University.

"The experience and perspectives Mr. Howard and Mr. Borodach bring will bolster the management of the Trust," said Nancy J. Floyd Prue, Managing Trustee. With the appointments, North European Oil Royalty Trust will have 5 Trustees.

For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.